UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 9, 2008
Date of Report (Date of earliest event reported)
FLOW INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12448	91-1104842
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
23500 — 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices) (Zip Code)
(253) 850-3500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 9, 2008, Flow International Corporation, a Washington corporation (“Flow”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Flow (“Merger Sub”), OMAX Corporation, a Washington corporation (“OMAX”), certain shareholders of OMAX and John B. Cheung, Inc., as Shareholders’ Representative. OMAX is a leading provider of precision-engineered, computer-controlled, two-axis abrasivejet systems for use in the general machine shop environment. The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into OMAX, with OMAX continuing after the merger as the surviving corporation (the “Merger”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of OMAX will be converted into the right to receive a per share portion of cash consideration, Flow common stock, par value $0.01 per share, and additional cash and/or shares of Flow common stock on a contingent basis, as discussed below. The total amount of cash to be paid by Flow at the closing of the Merger is approximately $75,000,000, subject to adjustment and an escrow, and including a promissory note as described below. The total number of shares to be issued by Flow is approximately 3,750,000, subject to adjustment if the average closing share price of Flow common stock for the 10 days prior to the closing of the Merger (the "Closing Share Price”) is less than $8.00.
     The amount of contingent consideration to be paid is determined in relation to thresholds based on the daily closing share price for Flow common stock for the six months ending 24 months after the closing of the transaction (the “Average Share Price”). If the Average Share Price is less than or equal to $12.00, no contingent consideration will be paid. If the Average Share Price is equal to or greater than $14.00, 1,733,334 shares of Flow common stock shall be issued. If the Average Share Price is between $12.01 and $13.99, shares of Flow common stock shall be derived on a straight line interpolation basis and distributed accordingly. If the Closing Share Price is less than $8.00 per share, then each of the Average Share Price thresholds indicated above in this paragraph shall be reduced by the difference between $8.00 and the Closing Share Price. If the Closing Share Price is greater than $8.00 per share, then each of the Average Share Price thresholds indicated above in this paragraph shall be increased by the difference between the Closing Share Price and $8.00, up to a maximum increase of $1.00. The maximum contingent consideration to be paid under any circumstance shall be 1,733,334 shares of Flow common stock, which (at Flow’s option) may be paid in cash based upon the Average Share Price, in which case the maximum cash to be paid shall not exceed $26,000,000.
     At the closing of the Merger, an amount equal in value to $9,450,000 composed of cash amounts and Flow common stock shall be withheld from the merger consideration, and placed into escrow for a period of 18 months following closing to secure claims by Flow for indemnification and for adjustments based on net working capital. Half of the cash amount to be placed into escrow shall be in the form of a non-negotiable promissory note, payable upon termination of the 18-month escrow period.
     Flow will pay additional cash to the extent that the net working capital of OMAX as preliminarily calculated at the time of the Merger is greater than $9,000,000, and conversely cash payable by Flow will be reduced to the extent that the net working capital of OMAX is less than $7,000,000 at the time of the Merger. Following the Merger, a final calculation of OMAX’s net working capital at the time of the Merger will be prepared and compared against the preliminary calculation. As more fully described in the Merger Agreement, if the final net working capital calculation differs from the preliminary calculation made at the time of the Merger, Flow will have recourse to the escrow to the extent the final calculation results in a negative adjustment; correspondingly, Flow will pay additional cash to the extent the final net working capital calculation results in a positive adjustment.
     Each issued, outstanding, unexpired and unexercised OMAX stock option will, with the consent of each option holder, be exercised immediately prior to the effective time of the Merger and converted into the right to receive the consideration outlined above, less amounts equal to the exercise price of such options, applicable tax withholding and other related amounts. Option holders will also participate in the escrow amounts.

     The Boards of Directors of OMAX and Flow have each unanimously approved the Merger Agreement. OMAX and Flow have made customary representations, warranties and covenants in the Merger Agreement. OMAX has covenanted that it will not enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions. The Merger Agreement contains customary closing conditions and certain termination rights.
     The Merger Agreement must be approved by the shareholders of OMAX, but not the shareholders of Flow. A registration statement relating to the issuance of Flow shares, containing a prospectus/proxy statement, will be filed with the Securities and Exchange Commission. When the registration statement is declared effective, a meeting of OMAX shareholders will be called to approve the Merger Agreement and related transactions.
     In connection with the execution of the Merger Agreement, shareholders representing a majority of the outstanding shares of OMAX entered into a Voting Agreement with Flow (each, a “Voting Agreement”), pursuant to which, among other things, each such shareholder agreed with Flow to vote in favor of the Merger and agreed not to dispose of any of shares common stock held by such shareholder prior to the consummation of the Merger. The Voting Agreements will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement.
     This description of the Merger Agreement is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.
     The Merger Agreement provides investors with information regarding its terms. It is not intended to provide any other factual information about Flow or OMAX. In addition, the Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. In addition, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.
     Flow and OMAX intend to file with the SEC a prospectus/proxy statement and other relevant materials in connection with the proposed acquisition of OMAX by Flow pursuant to the terms the Merger Agreement. The prospectus/proxy statement will be mailed to the stockholders of OMAX. Investors and security holders of OMAX are urged to read the prospectus/proxy statement and the other relevant materials when they become available because they will contain important information about Flow, OMAX and the proposed merger.
The prospectus/proxy statement and other relevant materials (when they become available), and any other documents filed by Flow with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Flow by contacting John Leness, Secretary of Flow, at (253) 850-3500. Investors and security holders of OMAX are urged to read the prospectus/proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.
ITEM 9.01. Exhibits
     (d) Exhibits

99.1	Agreement and Plan of Merger dated September 9, 2008 among OMAX Corporation, Flow International Corporation, Orange Acquisition Corporation, certain shareholders of OMAX Corporation and John B. Cheung, Inc. as Shareholders’ Representative.

99.2	News Release dated September 10, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2008	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
	Name:	John S. Leness
	Title:	General Counsel and Secretary